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                            ALLIANCE IMAGING, INC.


              CERTIFICATE OF DESIGNATION, PREFERENCES AND RIGHTS
               OF SERIES C 5% CUMULATIVE CONVERTIBLE REDEEMABLE
                                PREFERRED STOCK

            (Pursuant to Section 151(g) of the General Corporation
                        Law of the State of Delaware.)



     Alliance Imaging, Inc., a corporation organized and existing under the laws of the State of Delaware (the "COMPANY"), DOES HEREBY CERTIFY THAT, pursuant to authority conferred upon the Board of Directors of the Company (the "BOARD") by the Restated Certificate of Incorporation of the Company, as amended (the "CERTIFICATE OF INCORPORATION"), the Board, pursuant to a unanimous written consent dated as of April [__], 1996, adopted the following resolutions authorizing the issuance of Series C 5% Cumulative Convertible Redeemable Preferred Stock of the Company, which resolutions are still in full force and effect and are not in conflict with any provisions of the Certificate of Incorporation or Bylaws of the Company:

     RESOLVED, that pursuant to authority vested in the Board by the Certificate of Incorporation, the Board does hereby establish a series of Preferred Stock of the Company from the Company's authorized class of 1,000,000 shares of $0.01 par value preferred shares, such series to consist of 4000 shares, which number may be decreased (but not below the number of shares thereof then outstanding) from time to time by the Board, and to the extent that the voting rights, designation, powers, preferences and relative participating, optional or other special rights and the qualifications, limitations or restrictions of that series are not stated and expressed in the Certificate of Incorporation, does hereby fix and state the voting rights, designation, powers, preferences and relative participating, optional or other special rights and the qualifications, limitations or restrictions thereof, as follows:

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     1.  DEFINITIONS.  Unless otherwise specified herein, the following capitalized terms shall have the meanings ascribed to them below:

         A. COMMON STOCK. "COMMON STOCK" shall mean the Company's Common Stock, $0.01 par value per share.

         B.  DGCL.  "DGCL" shall mean the Delaware General Corporation Law.

         C. FACE AMOUNT. The "FACE AMOUNT" of each share of Series C Stock (as defined below), regardless of its par value, shall be One Hundred Dollars ($100.00), as the Series C Stock is presently constituted, such amount to be proportionately adjusted to reflect any combination, consolidation, reclassification or like adjustment to the Series C Stock.

         D. MARKET PRICE. The "MARKET PRICE" of a share of Common Stock on or with respect to any day shall mean (i) the closing sales price on the immediately preceding trading day of a share of Common Stock on the principal national securities exchange or automated quotation system on which the shares of Common Stock are listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange or automated quotation system, the average of the last reported bid and asked prices on such immediately preceding trading day in the over-the-counter market as furnished by the National Association of Securities Dealers, Inc., or, if such firm is not then engaged in the business of reporting such prices, as furnished by any similar firm then engaged in such business selected in good faith by the Company or, if there is no such firm, as furnished by any member of the National Association of Securities Dealers, Inc., selected in good faith by the Company, or (ii) if the shares of Common Stock are not then traded on any such exchange or system, the amount determined in good faith by the Board to represent the fair value of a share of Common Stock, which determination shall be conclusive.

     2. DESIGNATION OF SERIES; ISSUANCE AND FACE AMOUNT. This series of Preferred Stock is designated "Series C 5% Cumulative Convertible Redeemable Preferred Stock" (the "SERIES C STOCK"), and the number of shares which shall constitute such series shall be 4000, which number may be

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decreased (but not below the number thereof then outstanding) from time to time by the Board. The shares of Series C Stock shall be issued by the Company for their Face Amount (as herein defined), in such amounts, at such times and to such persons as shall be specified by the Board, from time to time. Fractional shares of Series C Stock may be issued.

     3. RANK; SENIOR AND JUNIOR SECURITIES. The Series C Stock shall, with respect to dividend rights and rights on liquidation, winding up and dissolution, rank junior to all Senior Securities and senior to all Junior Securities, all as more fully set forth herein. For purposes hereof, "SENIOR SECURITIES" shall mean the Company's Series A 6.0% Cumulative Preferred Stock ("SERIES A STOCK"), the Company's Series B Convertible Preferred Stock ("SERIES B STOCK"), and all other classes and series of stock of the Company hereafter authorized, issued or outstanding except for Junior Securities and any classes or series of stock or other securities of the Company that are designated as equal in rank to the Series C Stock with respect to dividend rights and rights on liquidation, winding up and dissolution by (i) the Board pursuant to the authority granted to it under Article FOUR of the Company's Certificate of Incorporation or (ii) amendment to the Certificate of Incorporation duly adopted by the Company and its stockholders as provided pursuant to the DGCL. For purposes hereof, "JUNIOR SECURITIES" shall mean the Common Stock, any other class or series of the Company's common equity, and such other classes or series of stock and other securities of the Company as shall be designated as junior to the Series C Stock with respect to dividend rights and rights on liquidation, winding up and dissolution by (i) the Board pursuant to the authority granted to it under Article FOUR of the Company's Certificate of Incorporation or (ii) amendment to the Company's Certificate of Incorporation duly adopted by the Company and its stockholders as provided pursuant to the DGCL.

     4.  DIVIDENDS.

         A. AMOUNT. The holders of shares of the Series C Stock shall be entitled to receive, when, as and if declared by the Board, out of funds legally available therefor, cash dividends at the rate of 5% per annum of the Face Amount per

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share, and no more.  Declared dividends shall be paid pro rata to the holders entitled thereto.

         B. CUMULATION AND TIME OF PAYMENT. The dividends indicated in paragraph 4.a shall be cumulative and shall accrue from day to day, whether or not earned or declared, commencing with the date of issue of the particular shares of Series C Stock or from the most recent preceding Dividend Payment Date (as defined below) through which all dividends have been paid, whichever is later. Dividends with respect to any year, as and if declared by the Board, shall be payable annually at a date to be designated by the Board which falls within the last fifteen days (or, if the Board of Directors has not designated a day, the last day) of April of the succeeding year (each such date being a "Dividend Payment Date"), the first such Dividend Payment Date being within the last fifteen days of April 1997. No undeclared or unpaid dividend shall bear or accrue interest.

         C. PAYMENT OF ACCUMULATED DIVIDENDS. Accumulated dividends not paid on prior Dividend Payment Dates may be declared by the Board and paid to the holders of record of outstanding shares of Series C Stock as their names shall appear on the stock register of the Company on a record date to be established by the Board, which record date shall be not more than sixty (60) nor less than thirty (30) days preceding the date of payment, whether or not such date is a Dividend Payment Date. Holders of outstanding shares of Series C Stock shall not be entitled to receive any dividends in excess of the full cumulative dividends to which such holders are entitled as herein provided. Any payment of accumulated dividends pursuant to this provision shall be applied first to accumulated dividends relating to the earliest Dividend Payment Date for which dividends were not paid, then to the next such Dividend Payment Date, and so on, up to and including the most recent Dividend Payment Date for which dividends were not paid.

         D. PRIORITY OF CUMULATIVE DIVIDENDS. In addition to certain other restrictions contained herein, so long as any shares of Series C Stock are outstanding, the Company shall not (i) declare, pay or set apart for payment any dividend on, or make any distribution in respect of, the Junior Securities or any warrants, rights, calls or options exercisable for or

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convertible into any of the Junior Securities, either directly or indirectly, whether in cash, obligations or shares of the Company or other property
(other than distributions or dividends of a particular class or series of Junior Securities, or warrants, rights or options exercisable for such Junior Securities, to holders of such Junior Securities), or (ii) make any payment on account of, or set apart for payment money for a sinking or other similar fund for, the purchase, redemption, retirement or other acquisition for value of any of, or redeem, purchase, retire or otherwise acquire for value any of, the Junior Securities (other than as a result of a reclassification of Junior Securities into other Junior Securities or the exchange or conversion of one class or series of Junior Securities for or into another class or series of Junior Securities) or any warrants, rights, calls or options exercisable for or convertible into any of the Junior Securities, or (iii) permit any corporation or other entity directly or indirectly controlled by the Company to purchase, redeem, retire or otherwise acquire for value any of the Junior Securities or any warrants, rights, calls or options exercisable for or convertible into any of the Junior Securities, unless, and in each such case, prior to or concurrently with such declaration, payment, setting apart for payment, purchase, redemption, retirement or other acquisition for value or distribution in respect of Junior Securities, all accumulated and unpaid dividends (including accumulated dividends, if any, not paid by reason of the terms and conditions of Section 4.e hereof), if any, on shares of Series C Stock shall have been paid through the most recent Dividend Payment Date or, if such declaration, payment, setting apart for payment, purchase, redemption, retirement, other acquisition for value or distribution occurs on a Dividend Payment Date, through such Dividend Payment Date; PROVIDED, HOWEVER, that the restrictions provided in this subparagraph d. shall not apply to the repurchase of shares of Common Stock held by any employee or consultant of the Company or any of its subsidiaries (or their permitted transferees) in connection with the termination of such employee's or consultant's services to the Company or any of its subsidiaries.

         E. RESTRICTIONS ON PAYMENT OF DIVIDENDS. Notwithstanding anything contained herein to the contrary, no cash dividends on shares of Series C Stock shall be declared

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by the Board or paid or set apart for payment by the Company: (i) unless, prior to or concurrently with such declaration, payment or setting apart, all accrued and unpaid dividends, if any, on shares of Senior Securities shall have been paid or declared and set apart for payment through the dividend payment period with respect to such Senior Securities which immediately precedes or coincides with the date of declaration, payment or setting apart for payment by the Company of such cash dividends; or (ii) at such time as such declaration, payment or setting apart is prohibited by the DGCL; or
(iii) at such time as the terms and provisions of any contract or other agreement of the Company or any of its subsidiaries entered into or assumed providing financing or working capital to the Company or any of its subsidiaries (whether entered into prior to, at or after the issuance of the Series C Stock), specifically prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder.

     5.  LIQUIDATION PREFERENCE.

         A. GENERAL. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, the holders of Series C Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Company in respect of any Junior Securities, but after all required distributions of assets and surplus funds in respect of any Senior Securities, an amount equal to the Face Amount per share plus accumulated and unpaid dividends to the date fixed for liquidation, dissolution or winding up. Upon any liquidation, dissolution or winding up of the Company, after payment shall have been made in full on the Series C Stock as provided in the preceding sentence, but not prior thereto, the holders of Junior Securities shall, subject to the respective terms and provisions applying thereto, if any, be entitled to receive any and all assets and surplus funds remaining to be paid or distributed, and the Series C Stock shall not be entitled to share therein.

         B. DISTRIBUTIONS PRO RATA. If upon any liquidation, dissolution or winding up of the Company the amounts payable on or with respect to the Series C Stock are

                                     -6-


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not paid in full, the holders of shares of Series C Stock together with all classes or series of stock ranking on a parity with the Series C Stock as to distribution of assets and surplus funds shall share ratably in any distribution of assets according to the respective amounts which would be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to the Series C Stock and any other class or series of stock that so ranks on a parity with the Series C Stock were paid in full.

         C. MERGER OR CONSOLIDATION. Neither the merger nor consolidation of the Company with another corporation nor the sale or lease of all or substantially all of the assets of the Company shall be deemed to be a liquidation, dissolution or winding up of the Company.

         D. NOTICE REQUIRED. Written notice of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, stating the payment date and the place where the distributable amount shall be payable, shall be given by mail, postage prepaid, not less than thirty (30) days prior to the payment date stated therein, to the holders of record of the Series C Stock at their respective addresses as the same shall then appear on the books of the Company.

     6.  CONVERSION.

         A. EXERCISE OF CONVERSION RIGHT. Each holder of Series C Stock shall have the right, at his or her option, at any time and from time to time after issuance of the Series C Stock, to convert, subject to the terms and provisions of this Section 6, all or any portion of its Series C Stock then outstanding into fully paid and non-assessable shares of Common Stock at a conversion rate of twenty (20) shares of Common Stock for each one (1) share of Series C Stock (the "CONVERSION RATE"). At the time of any such conversion, any accumulated and unpaid dividends on the Series C Stock to be so converted shall likewise be converted, at the Conversion Rate, into fully paid and non-assessable shares of Common Stock. Any such conversion shall be deemed to have been made at the close of business on the date that the certificate or certificates for shares of Series C Stock shall have been surrendered for conversion and written notice shall have been

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received as provided in Section 6.b (the "CONVERSION DATE"), so that the person or persons entitled to receive the shares of Common Stock upon conversion of such shares of Series C Stock shall be treated for all purposes as having become the record holder or holders of such shares of Common Stock at such time.

         B. NOTICE TO COMPANY. In order to convert all or any portion of its outstanding Series C Stock into shares of Common Stock, the holder of such Series C Stock shall deliver the shares to be converted to the Company at its principal office, together with written notice that it elects to convert those shares of Series C Stock into shares of Common Stock in accordance with the provisions of this Section 6. Such notice shall specify the number of shares of Series C Stock to be converted and the name or names in which the holder wishes the certificates for shares of Common Stock to be registered, together with the address or addresses of the person or persons so named, and, if so required by the Company, be accompanied by a written instrument or instruments of transfer in form satisfactory to the Company, duly executed by the registered holder of the shares of Series C Stock to be converted or by his or her attorney duly authorized in writing.

         C. DELIVERY OF CERTIFICATE. As promptly as practicable after the surrender as hereinabove provided of shares of Series C Stock for conversion into shares of Common Stock, the Company shall deliver or cause to be delivered to the holder, or the holder's designees, certificates representing the number of fully paid and non-assessable shares of Common Stock into which the shares of Series C Stock (and any accumulated and unpaid dividends thereon) are entitled to be converted, together with a cash adjustment in respect of any fraction of a share of Common Stock to which the holder would otherwise be entitled, and, if less than the entire number of shares of Series C Stock represented by the certificate or certificates surrendered is to be converted, a new certificate for the number of shares of Series C Stock not so converted. So long as any shares of Series C Stock remain outstanding, the Company shall not close its Common Stock transfer books. The issuance of certificates for shares of Common Stock upon the conversion of shares of Series C Stock shall be made without charge to the holder for any tax in

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respect of the issuance of such certificates (other than any transfer tax if the shares of Common Stock are to be registered in a name different from that of the registered holder of Series C Stock).

         D. FRACTIONAL SHARES. No fractional shares of Common Stock or scrip representing fractional shares of Common Stock shall be issued upon any conversion of any shares of Series C Stock, but, in lieu thereof, there shall be paid an amount in cash equal to the same fraction of the Market Price of a whole share of Common Stock as of the Conversion Date.

         E. ADJUSTMENT TO CONVERSION RATE. The Conversion Rate and other terms of conversion shall be subject to adjustment from time to time as follows:

             (1) If, at any time or times after issuance of shares of Series C Stock, the Company shall (x) declare and pay to the holders of Common Stock a dividend or other distribution payable in shares of Common Stock or
(y) subdivide the outstanding shares of Common Stock into a greater number of shares of Common Stock or combine the outstanding shares of Common Stock into a lesser number of shares or issue by reclassification of its shares of Common Stock any shares of the Company or other property, then in each such case the Conversion Rate and other terms of conversion in effect immediately prior thereto shall be adjusted so that the holders of Series C Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock or other securities or property which such holder would have owned or been entitled to receive after the declaration and payment of the dividend or other distribution described in clause (x) or after the happening of the event described in clause (y), if such shares of Series C Stock had been converted immediately prior to the record date for the determination of stockholders entitled to receive the dividend or other distribution described in clause (x) or the happening of the event described in clause (y) on the day upon which such event becomes effective.

             (2) If, at any time or times after the issuance of shares of Series C Stock, the Company shall effect a reorganization, shall merge with or into or consolidate into another corporation, or shall sell, transfer or otherwise

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dispose of all or substantially all of its property, assets or business and, pursuant to the terms of such reorganization, merger, consolidation or disposition of assets, shares of stock or other securities, property or assets of the Company (or the successor, transferee or affiliate of the Company) or cash are to be received by or distributed to the holders of Common Stock, then the holder of shares of Series C Stock shall have the right thereafter to receive, upon conversion of each share of Series C Stock, the number of shares of stock or other securities, property or assets of the Company (or the successor, transferee or affiliate of the Company), or cash receivable upon or as a result of such reorganization, merger, consolidation or disposition of assets by a holder of the number of shares of Common Stock into which a share of Series C Stock was convertible immediately prior to such event. The provisions of this subparagraph (2) shall similarly apply to successive reorganizations, mergers, consolidations or dispositions of assets.

             (3) Anything herein to the contrary notwithstanding, no adjustments pursuant to this Section 6.e shall be made by reason of or in connection with the issuance of shares of Common Stock upon (x) conversion of any shares of Series C Stock, (y) conversion of any convertible securities of the Company outstanding as of the date on which this Certificate is filed with the Secretary of State of the State of Delaware or (z) exercise of any warrant, option or other right entitling the holder thereof to subscribe for or purchase shares of Common Stock.

         F. RESERVATION OF SHARES. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of shares of Series C Stock, the full number of whole shares of Common Stock then deliverable upon the conversion of all shares of Series C Stock then outstanding. The Company shall take at all times such corporate action as shall be necessary in order that the Company may validly and legally issue fully paid and non-assessable shares of Common Stock upon the conversion of shares of Series C Stock in accordance with the provisions of this Section 6.

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         G.  RETIREMENT OF SHARES.  Any shares of Series C Stock converted pursuant to the provisions of this Section 6 shall be retired and given the status of authorized and unissued Preferred Stock, undesignated as to series, subject to reissuance by the Company as shares of Preferred Stock of one or more series, as may be determined from time to time by the Board.

     7.  VOTING RIGHTS.

         A. GENERAL. Except as specifically set forth in the DGCL or provided in the balance of this Section 7, the holders of shares of Series C Stock shall not be entitled to any voting rights with respect to any matters voted upon by stockholders.

         B. VOTING BY CLASS ON CERTAIN MATTERS. So long as any shares of Series C Stock are outstanding, the written consent or the affirmative vote at a meeting called for that purpose of the holders of a majority of the votes of the shares of Series C Stock then outstanding, voting separately as a class, shall be necessary to validate or effectuate any of the following: (i) the amendment, alteration or repeal of the Certificate of Incorporation of the Company so as to affect adversely the powers, preferences or special rights of such Series C Stock, or (ii) any increase in the number of authorized shares of Series C Stock.

     8.  REDEMPTION.

         A. OPTIONAL REDEMPTION. The Company may at any time redeem out of funds legally available therefor all or any part of the shares of Series C Stock at its election expressed by resolution of the Board, upon not less than thirty (30) days' prior notice to the holders of record of the Series C Stock to be redeemed, given by mail, at a price per share of Series C Stock equal to the Face Amount thereof plus accumulated and unpaid dividends thereon up to the date of redemption. The date of redemption shall be the date fixed therefor in the notice of redemption.

         B. PRO RATA REDEMPTION. If less than all outstanding Series C Stock is to be redeemed, the redemption may be made either pro rata or by lot or in some other

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equitable manner as may be prescribed by resolution of the Board.

         C. NOTICE OF REDEMPTION. Any notice of redemption mailed to a holder of Series C Stock at his or her address as the same shall appear on the books of the Company shall be conclusively presumed to have been given whether or not the holder receives the notice. Each such notice shall state: the date of redemption; the number of shares of Series C Stock to be redeemed, and, if less than all shares of Series C Stock held by such holder are to be redeemed, the number of such shares to be redeemed from him or her and the fact that a new certificate or certificates representing any unredeemed shares shall be issued without cost to such holder; the redemption price applicable to the shares to be redeemed; the place or places where such shares are to be surrendered; and that shares to be redeemed may be converted at any time prior to the close of business on the business day immediately preceding the redemption date pursuant to Section 6 hereof, giving the then applicable Conversion Rate. No defect in any such notice to any holder of Series C Stock shall affect the validity of the proceedings for the redemption of any other shares of such Series C Stock.

         D. EFFECT OF REDEMPTION. From and after the date of redemption, all dividends on the Series C Stock called for redemption shall cease to accumulate and all rights of the holders thereof as stockholders of the Company, except the right to receive the redemption price, shall terminate.

         E. RETIREMENT OF SHARES. Any shares of Series C Stock redeemed pursuant to the provisions of this Section 8 shall be retired and given the status of authorized and unissued Preferred Stock, undesignated as to series, subject to reissuance by the Company as shares of Preferred Stock of one or more series, as may be determined from time to time by the Board.

     9.  NO SINKING FUND.

     No sinking fund shall be established for the retirement or redemption of shares of Series C Stock.

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     10.  PREEMPTIVE OR SUBSCRIPTION RIGHTS.

     No holder of shares of Series C Stock shall have any preemptive or subscription rights in respect of any securities of the Company that may be issued.

     11.  NO OTHER RIGHTS.

     The shares of Series C Stock shall not have any designations, preferences or relative, participating, optional or other special rights except as expressly set forth in the Company's Certificate of Incorporation, this Certificate or as otherwise required by law.

     RESOLVED FURTHER, that the Secretary of this Company be, and he hereby is, authorized, empowered and directed to execute a Certificate of Designation, Preferences and Rights of Series C Stock and that such Certificate be delivered to and filed with the Secretary of State of the State of Delaware pursuant to the provisions of Section 103 and Section 151(g) of the DGCL, both as amended.

     IN WITNESS WHEREOF, Alliance Imaging, Inc., has caused this Certificate of Designation to be executed by its Secretary as of April [__], 1996.


                                       ALLIANCE IMAGING, INC.



                                       By:
                                          ------------------------------------
                                          Terrence M. White,
                                          Secretary


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